EXHIBIT 10.40

Independent Contractor Agreement

This Independent Contractor Agreement (this “Agreement”) is made and entered into as of August 1, 2013 (the “Effective Date”) by and between Touchpoint Metrics, Inc. (“Touchpoint Metrics”), a California corporation with a principal address of 201 Spear Street, Suite 1100, San Francisco, California, 94105, and Ashley Garnot, an individual who resides at 545 Granada Cresent, North Vancouver, BC, Canada, V7N 3A7 (“Consultant”). Touchpoint Metrics and Consultant may be referred to herein individually as a “Party” and collectively as the “Parties”.

    WHEREAS, Touchpoint Metrics and Consultant desire to enter into a mutually beneficial business relationship pursuant to which Touchpoint Metrics will engage Consultant, as an independent contractor, to perform certain services and related activities requested by Touchpoint Metrics from time to time; and

    NOW THEREFORE, in consideration of the mutual covenants, conditions, and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which Touchpoint Metrics and Consultant hereby acknowledge, Touchpoint Metrics and Consultant agree as follows:

1.           Definitions. Unless otherwise indicated, capitalized terms used in this Agreement that are not defined herein shall have the meanings ascribed to them in that certain Non-Disclosure Agreement executed by the Parties prior to or contemporaneously with this Agreement, a copy of which is attached hereto as Exhibit A (the “Non-Disclosure Agreement”). The Non-Disclosure Agreement is hereby incorporated into this Agreement in its entirety by this reference.

2.           Services. During the term of the Agreement, Consultant agrees to provide services to Touchpoint Metrics which Touchpoint Metrics may authorize by the execution of a Statement of Work (“SOW”) as described in this Agreement.

    2.1. Consultant shall perform the Services as requested by and for the benefit of the Affiliates of Touchpoint Metrics and shall promote and protect their respective interests to the same extent as the interests of Touchpoint Metrics without additional compensation. Touchpoint Metrics and its Affiliates shall be referred to herein individually and collectively as “Company”.

3.           Statements of Work. Each SOW shall be issued in accordance with the terms of this Agreement, and will contain, where appropriate, the project name, description, and compensation. All SOWs or other forms of written authorization shall be subject to the terms and conditions set forth in this Agreement. In the event any conditions contained in an SOW conflict with any terms, conditions, or clauses in this Agreement, or there is an ambiguity between the SOW and this Agreement, then the provisions of this Agreement shall govern, unless clearly and specifically stated otherwise in the SOW.

4.           Relationship.

    4.1. Consultant is not an employee of Company for any purpose whatsoever, but is an independent contractor. Company shall not have the right to require Consultant to do anything that would jeopardize the relationship of independent contractor between Company and Consultant.

    4.2. Consultant understands and acknowledges that Consultant is solely responsible for payment of all State and Federal taxes and any other required withholding, worker’s compensation, as well as any insurance, health or other benefits plans, stock plans, 401(k) plans or any other benefits or programs.

    4.3. Consultant does not have, nor shall Consultant assert it does have, any right, power or authority to create any contract or obligation, either express or implied, on behalf of, or binding upon Company, unless Company shall consent to that in writing.

5.           Term. This Agreement will commence on the Effective Date and remain in full force until terminated as provided for herein.

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6.           Ownership of Work Product.

    6.1. The Parties acknowledge that the end product and deliverables for any work performed by Consultant for Touchpoint Metrics or any of its Affiliates, including any related Intellectual Property, is being created at the insistence of Touchpoint Metrics and shall be deemed “work made for hire” under the United States copyright law (“Work Product”) and Touchpoint Metrics is to be the “author” within the meaning of such copyright law for all purposes. All original material submitted by Consultant as part of the Work Product, as well as copies of such Work Product in whatever medium fixed or embodied, shall be owned exclusively by Touchpoint Metrics as its creation.

    6.2. Consultant hereby grants, assigns and conveys to Touchpoint Metrics (or any person or entity designated by Touchpoint Metrics) all right, title and interest in and to all Work Product authored, developed or delivered by Consultant or its employees, agents, consultants, contractors and representatives either solely or jointly with others under this Agreement.

7.           Termination.

    7.1. Either the Company or Consultant may terminate this Agreement at any time, with or without cause, and with or without notice.

    7.2. If this Agreement is terminated in accordance with its terms, Consultant shall be entitled to any amounts due and owing as compensation under this Agreement to the extent earned, as defined herein, on a pro-rata basis, plus reimbursement for all expenses or costs.

8.           Non-Disclosure.

    8.1. Consultant represents, agrees, and confirms that (a) a true and correct copy of the Non-Disclosure Agreement is attached to this Agreement as Exhibit A; (b) the Non-Disclosure Agreement is incorporated into this Agreement in its entirety and it forms a material part of this Agreement; (c) Touchpoint Metrics would not enter into this Agreement with Consultant without Consultant’s execution of the Non-Disclosure Agreement and Consultant’s commitment to the agreements and covenants contained in the Non-Disclosure Agreement, including all of agreements and covenants relating to non-disclosure of Company Proprietary Information; and (d) all of the provisions of the Non-Disclosure Agreement shall survive any expiration or termination of this Agreement.

    8.2. Without limiting the terms of the Non-Disclosure Agreement, Consultant agrees that: (a) the customers, business, products, technology, business connections, customer lists, procedures, operations, techniques and other aspects of the business of Company constitute Company Proprietary Information; (b) during the term of this Agreement, and after termination of this Agreement, it will not, either individually or as an employee, agent, partner, shareholder, or in any other capacity, use or disclose, or cause to be used or disclosed, any trade secret, confidential information or other Proprietary Information acquired by Consultant during the term of this Agreement or otherwise in connection with its relationship with Company in such a manner to as to directly compete with Company in any way; and (c) the resources of Company, including all trademarks, samples of final work, marketing and sales support tools and materials, copy, methodologies, software, systems, processes and procedures (collectively, the “Assets”) shall remain the exclusive property of Company.

    8.3. Except as provided in the Non-Disclosure Agreement, this Agreement does not limit the ability of the Consultant to do business with or consult with other clients in the same or similar industries or geographic areas, or with businesses or clients that may be in the same industries or geographic areas as Company’s customers.

9.           Hold Harmless. Consultant shall indemnify and hold Company free and harmless from any obligation, cost claim, judgment, attorneys’ fees, and attachments arising from, growing out of, or in any way connected with the services rendered by Consultant to Company under this Agreement. However, this indemnification shall not apply if such obligation, cost claim, judgment, attorneys’ fees, or attachments are ultimately determined to have arisen through the negligence of Company.

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10.           Certain Payment Obligations. Consultant acknowledges and agrees that the provisions of Section 10 are not intended to prevent Consultant from competing with Company.

    10.1. Consultant agrees that, in the event, during the relationship, and for a period of one (1) year after the termination of the relationship, Consultant either for itself or for any other Person, for any reason, either directly or indirectly;

    (a)   services any Client or Introduced Client by providing services that Company offers or that Company intended to offer its customers at the time of the relationship, of which Consultant was aware or reasonably should have been aware;
    (b)   accepts any business from any Client or Introduced Client that Company had offered or was intending to offer its customers at the time of the relationship, for which Consultant was aware or reasonably should have been aware,

    Company shall be entitled to receive from Consultant, and Consultant shall promptly pay to Company, a sum equal to fifty percent (50%) of all of the first year’s income and other amounts earned or received by Consultant from Client or Introduced Client.

    10.2.           Consultant agrees that, in the event, during the relationship, and for a period of one (1) year after the termination of the relationship, Consultant either for itself or for any other Person, for any reason, either directly or indirectly;

    (a)   encourages, or causes others to encourage, any Company employee or Supplier to terminate their relationship with Company;
    (b)   induces, or seeks to hire, or hires, any Company employee or Supplier, or any Person who was an employee or Supplier of Company within the prior twelve (12) months; or
    (c)   induces or attempts to induce any Company employee or Supplier to breach any agreement that they may have with Company,

    Company shall be entitled to receive from Consultant, and Consultant shall promptly pay to Company, a sum equal to thirty-three and one-third percent (33.33%) of the compensation paid or payable by Company to the applicable employee or Supplier in the twelve (12) months preceding action.

11.           Assignment; Succession. This Agreement shall not be assignable by Consultant, and any attempt by Consultant to assign this Agreement in whole or in part shall be void and of no force or effect. This Agreement may be assigned by Company without any restriction of any kind. The provisions of this Agreement inure to the benefit of, and are binding upon, Consultant’s heirs, representatives, executors, successors, assigns, and administrators, and shall inure to the benefit of Company and its representatives, successors, and assigns.

12.           Governing Law; Jurisdiction and Venue; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to the conflict of law provisions thereof. The Parties consent and submit to the exclusive jurisdiction and venue of the state courts located in Marin County, California and the federal courts located in San Francisco County, California for any dispute relating to the terms, interpretation, or performance of this Agreement. Notwithstanding the foregoing, the Parties agree that all disputes arising between them shall be submitted to and exclusively determined, resolved and adjudicated by arbitration proceedings before the American Arbitration Association, to be held pursuant to the Commercial Arbitration Rules, and such arbitration procedures to be held in Marin County, California.

13.           Waiver or Modification. No waiver or modification of this Agreement or of any covenant, condition, or limitation contained herein shall be valid unless in writing and duly executed by the Party to be bound thereby. Furthermore, no evidence of any modification or waiver shall be offered or received as evidence in any proceeding, arbitration, or litigation between the Parties arising out of or affecting this Agreement or the rights or obligations of any Party hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The provisions of this Section may not be waived except as set forth herein. No failure of any Party to exercise any power given such Party hereunder or to insist upon strict compliance by any Party with its obligations hereunder, and no custom or practice of the Parties in variance with the terms hereof, shall constitute a waiver of any Party’s right to demand exact compliance with the terms hereof.

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14.           Severability. If any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, the remainder will be enforced as fully as possible, and the court shall have the power to modify the provision to the extent required to permit its enforcement in a manner most closely representing the intention of the Parties as expressed herein.

15.           Interpretation; Headings. This Agreement was the joint, negotiated product of the Parties. Therefore, neither Party shall advance a position that any provision hereof should be more strictly construed against the other Party on the basis that such other Party prepared such provision. As used in this Agreement, the term “including” shall mean “including, without limitation”, and the term “includes” shall mean “includes, without limitation”. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the interpretation of this Agreement. Recitals are incorporated into this Agreement in their entirety by this reference.

16.           Remedies; Cumulative Rights. Consultant acknowledges and agrees that any actual or threatened breach of this Agreement will cause irreparable harm to Company for which damages would not be an adequate remedy, and, therefore, Company will be entitled to temporary and permanent injunctive relief with respect thereto in addition to any other remedies, including monetary damages and/or punitive damages. If any action is brought to enforce any provision of this Agreement, the prevailing Party shall be entitled to recover reasonable costs and attorneys’ fees. Unless otherwise provided herein, all rights, powers, privileges, and remedies conferred upon the Parties by law, this Agreement, or otherwise shall be cumulative.

17.           Complete Agreement. This Agreement represents the entire agreement between the Parties regarding its subject matter, and supersedes all prior arrangements, contracts, or understandings between the Parties relating to or concerning the subject matter hereof. No representations, warranties, inducements, or oral agreements have been made by Company or Consultant except as expressly set forth herein.

18.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument. Delivery of an executed counterpart of a signature page to this agreement by facsimile or other electronic means shall be effective as delivery of a mutually-executed counterpart to the Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

Touchpoint Metrics, Inc. By: MICHAEL HINSHAW Name: Michael Hinshaw Title: President Date: __August 1, 2013___________________	Consultant By: ASHLEY GARNOT Name: Ashley Garnot Title: __________________________________ Date: __8/7/2013_______________________

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EXHIBIT A
NON-DISCLOSURE AGREEMENT

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